UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

SCHEDULE 13G/A

UNDER THE SECURITIES EXCHANGE ACT OF 1934

AMENDMENT NO. 1

ECI TELECOM LTD.

(Name of Issuer)

ORDINARY SHARES, NOMINAL VALUE NIS 0.12 PER SHARE

(Title of Class of Securities)

268258100

(CUSIP Number)

April 27, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 268258100                                                  13G/A
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1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
     (Entities Only).

     Ofer (Ships Holding) Ltd. (no U.S. I.D. number)
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2.   Check the Appropriate Box if a Member of a Group (SEE INSTRUCTIONS)

     (a)  [X]

     (b)  [_]
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3.   SEC Use Only

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4.   Citizenship or Place of Organization

     Israel
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                        5.   Sole Voting Power
                                     0
Number of          -------------------------------------------------------------
Shares                6.   Shared Voting Power
Beneficially                44,526 shares
Owned by           -------------------------------------------------------------
Each                   7.   Sole Dispositive Power
Reporting                   0
Person With        -------------------------------------------------------------
                            8.   Shared Dispositive Power
                                44,526 shares
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     44,526 shares
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (SEE INSTRUCTIONS)

     [X]
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11.  Percent of Class Represented by Amount in Row (9)

     0
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12.  Type of Reporting Person (SEE INSTRUCTIONS)

     CO
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CUSIP No. 268258100                                              13G/A
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1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
     (Entities Only).

     Ofer Hi-Tech Investments Ltd. (no U.S. I.D. number)
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2.   Check the Appropriate Box if a Member of a Group (SEE INSTRUCTIONS)

     (a)  [X]

     (b)  [_]
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3.   SEC Use Only

-----------------------------------------------------------------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Israel
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                       5.   Sole Voting Power
                                 0
Number of           ------------------------------------------------------------------------------------------------------------------
Shares                6.   Shared Voting Power
Beneficially                44,526 shares
Owned by            -----------------------------------------------------------------------------------------------------------------
Each                   7.   Sole Dispositive Power
Reporting                   0
Person With        -----------------------------------------------------------------------------------------------------------------
                       8.   Shared Dispositive Power
                                44,526 shares
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     44,526 shares
--------------------------------------------------------------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (SEE INSTRUCTIONS)

     [X]
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11.  Percent of Class Represented by Amount in Row (9)

     0
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12.  Type of Reporting Person (SEE INSTRUCTIONS)

     CO
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CUSIP No. 268258100                                                       13G/A
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This Schedule 13G/A is filed to amend certain information included in the Schedule 13G filed on October 18, 2004 by Ofer (Ships Holding) Ltd. (“Ofer Ships”), an Israeli corporation, Eyal Ofer and Udi Angel, both Israeli citizens.

Prior to the events reported in this Schedule 13G/A, the holdings of Ofer Ships included 2,507,621 shares of the Issuer held by an indirect wholly owned subsidiary of Ofer Ships, Ofer Hi-Tech Investments Ltd. (formerly Yozma Venture Capital Ltd.), which acquired 2,250,000 shares of the Issuer from Ofer Ships on December 23, 2004.

ITEM 1.    (a)   Name of Issuer:

                      ECI Telecom Ltd.

                  (b)   Address of Issuer's Principal Executive Offices:

                      30 Hasivim Street, Petah Tikva 49130, Israel

ITEM 2.    (a)  Name of Person Filing:

                     Ofer (Ships Holding) Ltd.

                     Ofer Hi-Tech Investments Ltd.

               (b)  Address of Principal Business Office or, if None, Residence:

                      Ofer (Ships Holding) Ltd.: 9 Andre Saharov Street,
                      P.O. Box 15090, Matam, Haifa 31905, Israel

                      Ofer Hi-Tech Investments Ltd.: 40 Einstein Street,
                      Ramat Aviv, Tel Aviv 69102, Israel

CUSIP No. 268258100                                                       13G/A
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          (c)    Citizenship:

                   Israel

          (d)    Title of Class of Securities:

                   Ordinary Shares, nominal value NIS 0.12 per share

          (e)    CUSIP Number: 268258100

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [_]  Broker or dealer registered under Section 15 of the Exchange  Act.

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.

          (d)  [_]  Investment company registered under Section 8 of the Investment Company Act.

          (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f)  [_]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g)  [_]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h)  [_]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 268258100                                                         13G/A
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ITEM 4.   OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1:

     OFER (SHIPS HOLDING) LTD.

     (a)  Amount beneficially owned: 44,526

     (b)  Percent of class: 0

      (c)  Number of shares as to which the person has:

             (i)    Sole power to vote or to direct the vote: 0

         (ii)   Shared power to vote or to direct the vote: 44,526

             (iii)  Sole power to dispose or to direct the disposition of: 0

             (iv)  Shared power to dispose or to direct the disposition of: 44,526

CUSIP No. 268258100                                                       13G/A
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     OFER HI-TECH INVESTMENTS LTD.

     (a)  Amount beneficially owned: 44,526

     (b)  Percent of class: 0

     (c)  Number of shares as to which the person has:

            (i)  Sole power to vote or to direct the vote: 0

            (ii) Shared power to vote or to direct the vote: 44,526

            (iii) Sole power to dispose or to direct the disposition of: 0

            (iv) Shared power to dispose or to direct the disposition of: 44,526

 ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Exhibit A.

CUSIP No. 268258100                                                   13G/A
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ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATIONS.

         By signing below, the undersigned persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 268258100                                                       13G/A
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      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned persons certify that the information set forth in this statement is true, complete and correct.

Date: May 15, 2007

                                                                                                 Ofer (Ships Holding) Ltd.

                                                                                                 By: /s/ Ehud Angel and Avraham Levy
                                                                                                 Name: Ehud Angel and Avraham Levy
                                                                                                 Title:   Directors

                                                                                                 Ofer Hi-Tech Investments Ltd.

                                                                                                 By: /s/ Yoav Doppelt
                                                                                                 Name: Yoav Doppelt
                                                                                                 Title:   Chief Executive Officer

CUSIP No. 268258100                                                       13G/A
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EXHIBIT A

Identity of the members of the group:

1.   Ofer (Ships Holding) Ltd.

2.   Ofer Hi-Tech Investments Ltd.